UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )
                        HARRIS TEETER SUPERMARKETS, INC.
               ------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
               ------------------------------------------------
                         (Title of Class of Securities)
                                   414585109
               ------------------------------------------------
                                 (CUSIP Number)
                                   12/31/2013
               ------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------
CUSIP No. 414585109

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1. NAME OF REPORTING PERSON
   Water Island Capital, LLC
- --------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   Not Applicable
   (a) [ ]
   (b) [ ]
- ---------------------------------------------------------------------------
3. SEC USE ONLY

- ---------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
- ---------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
     5. SOLE VOTING POWER
        3162936
- ---------------------------------------------------------
     6. SHARED VOTING POWER
        None
- ----------------------------------------------------------
     7. SOLE DISPOSITIVE POWER
        3162936
- -------------------------------------------------
     8. SHARED DISPOSITIVE POWER
        None
- ---------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3162936
- ---------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    Not Applicable
- ---------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.39
- ---------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IA
- ---------------------------------------------------------------------------

CUSIP No. 414585109
- ------------------------------
Item 1(a) Name of Issuer:
HARRIS TEETER SUPERMARKETS, INC.
Item 1(b) Address of Issuer's Principal Executive Offices:
701 CRESTDALE ROAD
MATTHEWS, NC 28105

Item 2(a) Name of Person(s) Filing:

WATER ISLAND CAPITAL LLC ("WIC")
Item 2(b) Address of Principal Business Office:

41 MADISON AVE 42nd FLOOR
NEW YORK NY 10010

Item 2(c) Citizenship:
WIC is a Delaware limited liability company.

Item 2(d) Title of Class of Securities:
Common Stock

Item 2(e) CUSIP Number:
414585109

Item 3 Type of Person:
(e) WIC is an Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(F).

Item 4 Ownership:
(a) Amount beneficially owned:
    3162936
(b) Percent of class:
    6.39
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote:
    3162936
(ii) Shared power to vote or to direct the vote:
     None
(iii) Sole power to dispose or direct the disposition of:
      3162936
(iv) Shared power to dispose or direct the disposition of:
     None

Item 5 Ownership of Five Percent or Less of a Class:
       Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:
       Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

       WIC is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940, as amended.

CUSIP No. 414585109
- ------------------------------
Item 8 Identification and Classification of Members of the Group:
Not Applicable

Item 9 Notice of Dissolution of Group:
Not Applicable

Item 10 Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 02/12/2014

WATER ISLAND CAPITAL LLC

By: /s/ Jennifer Avicolli
---------------------------
Jennifer Avicolli
Chief Compliance Officer